FOR RELEASE MAY 13, 2008 at 7:30 a.m. ET

Palatin Technologies Announces New Strategic Objectives and
Reports Third Quarter 2008 Financial Results

CRANBURY, N.J., May 13, 2008 — Palatin Technologies, Inc. (Amex: PTN) today reported its financial results for the third quarter ended March 31, 2008 and announced new strategic objectives as part of a restructuring of its clinical-stage product portfolio and development programs. Palatin will continue to develop products targeting melanocortin and natriuretic receptors in the sexual dysfunction, obesity, and cardiovascular fields, including acute hospital care products for use in treatment of acute systemic hypertension, congestive heart failure and hemorrhagic shock. The restructuring focuses the Company’s resources on the programs and opportunities that management believes are most likely to increase shareholder value. Additional details will be provided by management in a conference call today at 11:00 a.m. Eastern Time.

Strategic Restructuring
Palatin has undertaken a strategic restructuring with the following elements and objectives:

•	Following a detailed evaluation, including review of regulatory and commercial information and data on its new melanocortin compounds under development for sexual dysfunction, Palatin has discontinued development of bremelanotide for the treatment of male and female sexual dysfunction;

•	Developing bremelanotide as a therapeutic drug for treatment of hemorrhagic shock and related indications (shock induced by blood loss, such as secondary to surgery or trauma);

•	Initiating a Phase 2A study this quarter with PL-3994, Palatin’s natriuretic peptide receptor A agonist compound, in patients with controlled hypertension;

•	Initiating a Phase 2A study of PL-3994 during the next fiscal year for treatment of acute congestive heart failure;

•	Advancing new Palatin compound PL-6983, which in animal models causes significantly lower increases in blood pressure than seen with bremelanotide, into Phase 1 clinical studies for treatment of male and female sexual dysfunction;

•	Continuing its melanocortin receptor-based collaboration with AstraZeneca AB on developing compounds for treating obesity; and

•	Effecting an immediate reduction in force of 30% of the Company’s employees.

“Palatin has had a strong and productive research effort focused on two challenging and exciting scientific areas: melanocortin and natriuretic peptide receptors. We have generated a substantial amount of data and an extensive product portfolio that allows us numerous exciting opportunities

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to drive value for our shareholders,” stated Carl Spana, Ph.D., President and Chief Executive Officer of Palatin. Dr. Spana continued, “Concentrating our efforts on value drivers and matching our resources to those projects with the highest potential for near-term success is our immediate priority.”

The Company believes that the staff reduction aligns the Company’s human resources with its new strategic objectives and will allow the Company to effectively advance its development and clinical programs. The downsizing is expected to result in annual savings of approximately $3 million. Palatin will record an estimated $400,000 charge for severance and related costs in the quarter ending June 30, 2008. The Company, which ended the March 31, 2008 quarter with $17.6 million of cash, cash equivalents and available-for-sale investments, anticipates that the restructuring will reduce its cash burn rate to approximately $16 million over the next four quarters.

Financial Results
Palatin reported a net loss of $5.1 million, or $(0.06) per basic and diluted share, for the quarter ended March 31, 2008, compared to a net loss of $6.7 million, or $(0.09) per basic and diluted share, for the same period in 2007. Total revenues for the quarter ended March 31, 2008 were $747,000, compared to $3.1 million for the same period in 2007.

The decrease in the net loss for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007 was primarily attributable to the reduction in development expenses for bremelanotide, the Company’s drug previously under development for the treatment of male and female sexual dysfunction.

For the quarter ended March 31, 2008, Palatin recognized $0.7 million of contract revenue related to its collaboration agreement with AstraZeneca AB. In the comparable quarter of 2007, Palatin recognized $3.1 million of contract revenue, primarily related to the reimbursement by King Pharmaceuticals, Inc. of bremelanotide development costs pursuant to the companies’ collaboration agreement, which was terminated in the quarter ended September 30, 2007.

Total operating expenses for the quarter ended March 31, 2008 were $6.0 million, compared to $10.2 million for the comparable quarter of 2007, primarily due to lower development costs of bremelanotide.

Palatin’s cash, cash equivalents and available-for-sale investments totaled $17.6 million as of March 31, 2008.

Conference Call / Webcast
The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss its strategic restructuring and its third quarter financial results. Individuals interested in listening to the conference call live can dial 1-888-221-3884 (domestic) or 1-913-312-1433 (international). A live webcast of the call is available online at www.palatin.com. A telephone replay will also be available approximately one hour after the completion of the call. To access the telephone replay, dial 1-888-203-1112 (domestic) or 1-719-457-0820 (international), passcode 1346503. The webcast and telephone reply will be available through May 20, 2008.

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About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company primarily focused on discovering and developing targeted, receptor-specific peptide and small molecule therapeutics, including melanocortin (“MC”)-based therapeutics. Therapeutics affecting the activity of the MC family of receptors may have the potential to treat a variety of conditions and diseases, including sexual dysfunction, obesity and related disorders, cachexia, hemorrhagic shock and inflammation-related diseases. The Company is exploring other receptor-specific therapeutics, including natriuretic peptide receptor A (“NPRA”) agonist compounds for use in treatment of acute systemic hypertension, congestive heart failure and other diseases. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. The Company currently has collaborations with AstraZeneca and the Mallinckrodt division of Covidien. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements
Statements about the Company’s future expectations, including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec®, ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date of this press release.

Contacts: For Palatin Technologies:	For Institutional Investors and Media:
Stephen T. Wills, CPA, MST	Carney Noensie
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200/info@palatin.com	(212) 213-0006/cnoensie@burnsmc.com

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(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
REVENUES:
Licenses, grants and
contracts	$ 746,957	$ 3,090,036	$ 10,467,523	$ 11,768,247

OPERATING EXPENSES:
Research and
development	4,561,047	8,128,584	16,296,268	29,821,764
General and administrative	1,480,167	2,021,734	5,468,229	5,239,142

Total operating
expenses	6,041,214	10,150,318	21,764,497	35,060,906

Loss from operations	(5,294,257)	(7,060,282)	(11,296,974)	(23,292,659)

OTHER INCOME (EXPENSE):
Investment income	197,199	348,337	908,290	899,711
Interest expense	(14,136)	(9,223)	(44,834)	(32,411)

Total other income, net	183,063	339,114	863,456	867,300

Loss before income taxes	(5,111,194)	(6,721,168)	(10,433,518)	(22,425,359)
Income tax benefit	-	-	1,291,444	778,308

NET LOSS	$ (5,111,194)	$ (6,721,168)	$ (9,142,074)	$ (21,647,051)

Basic and diluted net loss per
common share	$ (0.06)	$ (0.09)	$ (0.11)	$ (0.30)

Weighted average number of
common shares outstanding
used in computing basic
and diluted net loss per
common share	85,204,169	78,052,712	85,195,179	73,329,042

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PALATIN TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	March 31, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$ 14,223,326	$ 31,447,615
Available-for-sale investments	3,385,752	2,323,642
Accounts receivable	338,870	607,841
Prepaid expenses and other current assets	707,261	1,008,464
Total current assets	18,655,209	35,387,562

Property and equipment, net	5,478,267	6,070,226
Restricted cash	475,000	475,000
Other assets	258,926	848,446
Total assets	$ 24,867,402	$ 42,781,234

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations and notes payable, current portion	$ 281,840	$ 216,841
Accounts payable	979,142	1,120,894
Accrued expenses	1,582,027	2,420,837
Accrued compensation	715,036	941,300
Deferred revenue, current portion	1,916,669	4,864,833
Total current liabilities	5,474,714	9,564,705

Capital lease obligations and notes payable, net of current portion	180,371	275,126
Deferred rent, net of current portion	1,597,647	1,966,628
Deferred revenue, net of current portion	6,388,886	12,443,087
Total liabilities	13,641,618	24,249,546

Stockholders' equity:
Preferred stock of $.01 par value - authorized 10,000,000 shares;
Series A Convertible; issued and outstanding 4,997 shares as of
March 31, 2008 and June 30, 2007	50	50
Common stock of $.01 par value - authorized 150,000,000 shares;
issued and outstanding 85,204,169 and 85,126,915 shares as of
March 31, 2008 and June 30, 2007, respectively	852,042	851,269
Additional paid-in capital	207,648,737	205,875,438
Accumulated other comprehensive income	62,098	-
Accumulated deficit	(197,337,143)	(188,195,069)
Total stockholders' equity	11,225,784	18,531,688
Total liabilities and stockholders' equity	$ 24,867,402	$ 42,781,234

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